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                                                                    EXHIBIT 10.5

                        FORM OF GREAT WOLF RESORTS, INC.

                              EMPLOYMENT AGREEMENT

                                       FOR

                                   [EXECUTIVE]

      This is an Employment Agreement entered into between Great Wolf Resorts, Inc., a Delaware corporation, or the "Company," and [Executive], or "Executive," the terms and conditions of which are as follows:

Section 1. TERM OF EMPLOYMENT

      1.1. Term. Subject to the terms and conditions set forth in this Employment Agreement, the Company agrees to employ Executive and Executive agrees to be employed by the Company for a term of three (3) years, which term shall start on the date this Employment Agreement is signed on behalf of the Company and shall end on the third anniversary of such date. The term of this Employment Agreement shall automatically be extended from time to time for additional periods of one (1) calendar year from the date on which it would otherwise expire unless the Executive, on the one hand, or the Company, on the other, gives notice to the other party at least one-hundred and twenty (120) days prior to such date that it elects to permit the term of this Employment Agreement to expire without extension on such date.

      1.2. Term. The term described in Section 1.1 plus any extension of such term shall be referred to in this Employment Agreement as the "Term."

Section 2. TITLE, DUTIES AND RESPONSIBILITIES AND POWERS AND WORK SITE

      2.1. Title. Executive's title initially shall be [title].

      2.2. Duties and Responsibilities and Powers. Executive's duties and responsibilities and powers shall be those commensurate with Executive's position that are set from time to time by the Company's Chief Executive Officer, and Executive shall report exclusively to and shall be accountable exclusively to the Company's Chief Executive Officer. Executive shall undertake to perform all Executive's duties and responsibilities and exercise all Executive's powers in good faith and on a full-time basis during the Company's normal work week for senior executives and shall at all times act in the course of Executive's employment under this Employment Agreement in the best interest of the Company.

      2.3. Primary Work Site. Executive's primary work site for the Term shall be at the Company's headquarters in Madison, Wisconsin. However, Executive shall undertake such travel away from Executive's primary work site and shall work from such temporary work sites as necessary or appropriate to fulfill Executive's duties and responsibilities and exercise Executive's powers under the terms of this Employment Agreement.

      2.4. Outside Activities. Executive shall have the right to continue to serve on the board of directors of those business, civic and charitable organizations on which Executive is serving on the date the Company signs this Employment Agreement as long as doing so has no adverse effect on the performance of Executive's duties and responsibilities or the exercise of Executive's powers under this Employment Agreement. Executive shall not serve on any other

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boards of directors and shall not provide services (whether as an employee or independent contractor) to any for-profit organization on or after the date the Executive signs this Employment Agreement absent the written consent of the Chairman of the Compensation Committee of the Company's Board of Directors.

Section 3. COMPENSATION AND BENEFITS

      3.1. Base Salary. Executive's initial base salary shall be $_________ per year, which base salary shall be payable in accordance with the Company's standard payroll practices and policies for senior executives and shall be subject to such withholdings as required by law or as otherwise permissible under such practices or policies. Executive's base salary shall be subject to annual review and periodic increases (but not decreases), if any, as determined by the Compensation Committee of the Company's Board of Directors or, at the discretion of such Board of Directors, the Board of Directors as a whole.

      3.2. Annual Bonus. Executive during the Term shall be eligible to receive an annual bonus each year, and such bonus, if any, shall be set by the Compensation Committee of the Company's Board of Directors or, at the discretion of such Board of Directors, the Board of Directors as a whole. Each such bonus shall be reasonable in light of the contribution made by Executive for such year in relation to the contributions made and bonuses paid other senior Company executives for such year.

      3.3. Stock Options and Restricted Stock. Executive shall be eligible for grants of options to purchase stock of the Company and restricted stock grants when and as recommended by the Compensation Committee of the Company's Board of Directors or, at the discretion of such Board of Directors, the Board of Directors as a whole. The number of shares subject to each such stock option grant or restricted stock grant shall be reasonable in light of the contribution made, or expected to be made, by Executive for the period for which such grant is made in relation to the number of shares subject to stock option grants and restricted stock grants made to other senior Company executives based on the contributions made, or expected to be made, by such other senior Company executives for such period.

      3.4. Employee Benefit Plans, Programs and Policies. Executive shall be eligible to participate in the employee benefit plans, programs and policies maintained by the Company for similarly situated senior executives in accordance with the terms and conditions of such plans, programs and policies as in effect from time to time.

      3.5. Vacation and Other Similar Benefits. Executive shall be entitled to vacation time to be credited and taken in accordance with the Company's policy from time to time in effect for senior executives. Such vacation time shall not be carried over year to year, and shall not be paid out upon termination of employment, or upon expiration of this Employment Agreement.

      3.6. Business Expenses. Executive shall have a right to be reimbursed for Executive's reasonable and appropriate business expenses which Executive actually incurs in connection with the performance of Executive's duties and responsibilities under this Employment Agreement in accordance with the Company's expense reimbursement policies and procedures for its senior executives.

Section 4. TERMINATION OF EMPLOYMENT

      4.1. General. The Company shall have the right to terminate Executive's employment at any time, and Executive shall have the right to resign at any time. However, any non-renewal

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by the Company of this Employment Agreement pursuant to Section 1.1 shall constitute a termination of Executive's employment under Section 4 of this Employment Agreement. Any non-renewal by the Executive of this Employment Agreement pursuant to Section 1.1 shall not constitute a resignation by Executive under Section 4 of this Employment Agreement.

      4.2. Termination By The Company Other Than For Death, Cause Or Disability Or By Executive For Good Reason.

            (a) Before a Change in Control. If the Company terminates Executive's employment other than for Death, Cause (as defined in Section 4.2(c)) or a Disability (as defined in Section 4.2(d)) before the Effective Date (as defined in Section 4.2(e)(1)) of a Change in Control (as defined in Section 4.2(e)(2)) or Executive resigns for Good Reason (as defined in Section 4.2(f)) before such Effective Date, the Company (in lieu of any severance pay under any severance pay plans, programs or policies) shall (subject to applicable withholdings):

                  (1) pay to Executive a lump sum amount equal to the product of
            (x) multiplied by (y), where (x) equals the sum of (A) and (B), with
            (A) equal to the Executive's annual base salary as in effect on the date the Executive's employment terminates and (B) equal to the amount of the Executive's most recently paid annual bonus, and (y) equals ______;

                  (2) with respect to options to purchase Company stock which are granted to Executive before or after the date the Company signs this Employment Agreement, accelerate Executive's right to exercise 100% of such still-outstanding options so that Executive has the right to exercise 100% of such still-outstanding options on the date Executive's employment terminates, subject to the terms of the plan under which the options were granted;

                  (3) pay to the Executive a lump sum amount equal to the
            product of (x) multiplied by (y), where (x) equals two times the Company's monthly contribution on behalf of Executive under the plans, programs and policies described in Section 3.4 which provide healthcare, life insurance and accidental death and dismemberment coverage to Executive immediately before Executive's employment terminates, and (y) equals ______; and

                  (4) make one or, if necessary, more than one Gross Up Payment
            (as described in and paid in accordance with Section 4.2(g)) to Executive, if applicable.

            (b) After a Change of Control. If Executive resigns for Good Reason within one hundred eighty days (180) prior to, or eighteen (18) months following, the Effective Date of a Change in Control or the Company terminates Executive's employment (other than for Cause or a Disability) within one hundred eighty (180) days prior to, or eighteen (18) months following, the Effective Date of a Change of Control, the Company (in lieu of any severance pay under any severance pay plans, programs or policies) shall (subject to applicable withholdings):

                  (1) pay to Executive a lump sum amount equal to the product of
            (x) multiplied by (y), where (x) equals the sum of (A) and (B), with
            (A) equal to the Executive's annual base salary as in effect on the date the Executive's employment terminates and (B) equal to the amount of the Executive's most recently paid annual bonus, and (y) equals ______;

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                  (2) (a) with respect to options to purchase Company stock
            which are granted to Executive before or after the date the Company signs this Employment Agreement, accelerate Executive's right to exercise 100% of such still-outstanding options so that Executive has the right to exercise 100% of such still-outstanding options on the date Executive's employment terminates, subject to the terms of the plan under which the options were granted; and

                        (b) treat Executive as if Executive had remained
            employed by the Company until the end of the three (3) year period which starts on the date Executive's employment terminates for the sole purpose that the time period over which Executive has the right to exercise such options shall be the same as if there had been no termination of Executive's employment until the end of such three
            (3) year period;

                  (3) with respect to shares of restricted stock which are
            granted to executive after the date the Company signs this Employment Agreement and are still outstanding, deem any conditions applicable to such grant to have been satisfied in full;

                  (4) pay to the Executive a lump sum amount equal to the
            product of (x) multiplied by (y), where (x) equals two times the Company's monthly contribution on behalf of Executive under the plans, programs and policies described in Section 3.4 which provide healthcare, life insurance and accidental death and dismemberment coverage to Executive immediately before Executive's employment terminates, and (y) equals ______; and

                  (5) make one or, if necessary, more than one, Gross Up Payment
            (as described in and paid in accordance with Section 4.2(g)) to Executive, if applicable.

            (c) Cause. The term "Cause" as used in this Employment Agreement shall (subject to Section 4.2(c)(4)) mean:

                  (1) Executive is convicted of, pleads guilty to, or confesses or otherwise admits to any felony or any act of fraud, misappropriation or embezzlement;

                  (2) There is any act or omission by Executive involving
            malfeasance or gross negligence in the performance of Executive's duties and responsibilities under Section 2 or the exercise of Executive's powers under Section 2 to the material detriment of the Company; or

                  (3) (A) Executive breaches any of the provisions of Section 5 or (B) Executive violates any provision of any code of conduct adopted by the Company which applies to Executive and any other Company employees if the consequence of such violation for any employee subject to such code of conduct ordinarily would be a termination of his or her employment by the Company; provided, however,

                  (4) No such act or omission or event shall be treated as
            "Cause" under Section 4.2(c)(2) and Section 4.2(c)(3) and this Employment Agreement unless (A) Executive has been provided a detailed, written statement of the basis for the Company's belief that such act or omission or event constitutes "Cause" and an opportunity to

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            meet with the Company's Board of Directors (together with
            Executive's counsel if Executive chooses to have Executive's counsel present at such meeting) after Executive has had a reasonable period in which to review such statement and, if the act or omission or event is one which can be cured by Executive, Executive has had at least a thirty (30) day period to take corrective action and (B) the Company's Board of Directors after such meeting (if Executive exercises Executive's right to have a meeting) and after the end of such thirty (30) day correction period (if applicable) determines reasonably and in good faith and by the affirmative vote of at least a majority or, after the Effective Date of a Change in Control, at least three-fourths of the members of such Board of Directors then in office at a meeting called and held for such purpose that "Cause" does exist under this Employment Agreement; provided, however, if Executive is a member of such Board of Directors, Executive shall have no right to participate in such vote, and the number of members needed to constitute a majority of, or three-fourths of, whichever is applicable, the members of such Board of Directors shall be determined without counting Executive as a member of such Board of Directors; further provided,

            (d) Disability. The term "Disability" as used in this Employment Agreement means any physical or mental condition which renders Executive unable even with reasonable accommodation by the Company to perform the essential functions of Executive's job for at least a consecutive one hundred and eighty (180) day period and which makes Executive eligible to receive benefits under the Company's long-term disability plan as of the date that Executive's employment terminates.

            (e) Effective Date and Change in Control.

                  (1) The term "Effective Date" as used in this Employment
            Agreement means either the date which includes the "closing" (as such term is commonly understood in the United States) of the transaction which makes a Change in Control effective if the Change in Control is made effective through a transaction which has such a "closing" or the earliest date a Change in Control is reported in accordance with any applicable law, regulation, rule or common practice as effective to any government or any agency of any government or to any exchange or market in which the Company effects any trades if the Change in Control is made effective other than through a transaction which has such a "closing."

                  (2) The term "Change in Control" as used in this Employment
            Agreement means the occurrence of any of the following events:

                        (A) any "person" (as that term is used in Sections 13(d)
                  and 14(d)(2) of the Securities Exchange Act of 1934), is or becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities representing 30% or more of the combined voting power of the then outstanding securities of the Company eligible to vote for the election of the members of the Company 's Board of Directors unless (1) such person is the Company or any subsidiary of the Company, (2) such person is an employee benefit plan (or a trust which is a part of such a plan) which provides benefits exclusively to, or on behalf of,

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                  employees or former employees of the Company or a subsidiary of the Company, (3) such person is an underwriter temporarily holding such securities pursuant to an offering of such securities, (4) such person is Executive, an entity controlled by Executive or a group which includes Executive or (5) such person acquired such securities in a Non-Qualifying Transaction (as defined in Section 4.2(e)(2)(D));

                        (B) during any period of two consecutive years or less
                  beginning after the closing date of the initial public offering of the common stock of the Company, individuals who at the beginning of such period constitute the Board of Directors of the Company cease, for any reason, to constitute at least a majority of such Board of Directors, unless the election or nomination for election of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of the period (either by a specific vote of such directors or by the approval of the Company proxy statement in which each such individual is named as a nominee for a director without written objection to such nomination by such directors); provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of the Company shall be deemed to be approved;

                        (C) the shareholders of the Company approve any
                  reorganization, merger, consolidation or share exchange as a result of which the common stock of the Company shall be changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly owned subsidiary of the Company) or any dissolution or liquidation of the Company or any sale or the disposition of 50% or more of the assets or business of the Company, or

                        (D) the shareholders of the Company approve any
                  reorganization, merger, consolidation or share exchange or similar form of corporate transaction involving the Company unless (1) the persons who were the beneficial owners of the outstanding securities eligible to vote for the election of the members of the Company 's Board of Directors immediately before the consummation of such transaction hold more than 60% of the voting power of the securities eligible to vote for the members of the board of directors of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (2) the number of the securities of such successor or survivor corporation representing the voting power described in Section 4.2(e)(2)(D)(1) held by the persons described in Section 4.2(e)(2)(D)(1) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned the outstanding securities eligible to vote for the election of the members of the Company 's Board of Directors

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                  immediately before the consummation of such transaction,
                  provided (3) the percentage described in Section 4.2(e)(2)(D)(1) of the securities of the successor or survivor corporation and the number described in Section 4.2(e)(2)(D)(2) of the securities of the successor or survivor corporation shall be determined exclusively by reference to the securities of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of the Company by the persons described in Section 4.2(e)(2)(D)(1) immediately before the consummation of such transaction (any transaction which satisfies all of the criteria specified in (1), (2) and (3) above shall be deemed to be a "Non-Qualifying Transaction");

            Notwithstanding the foregoing, the initial public offering of the common stock of the Company shall in no event constitute a Change in Control under this Employment Agreement.

            (f) Good Reason. The term "Good Reason" as used in this Employment Agreement shall (subject to Section 4.2(f)(6)) mean:

                  (1) there is a material reduction or, after the Effective Date of a Change in Control, any reduction in Executive's base salary under Section 3.1 or there is a material reduction in Executive's opportunity to receive any annual bonus and stock option grants without Executive's express written consent;

                  (2) there is a material reduction in the scope, importance or prestige of Executive's duties, responsibilities or powers at the Company or Executive's reporting relationships with respect to who reports to Executive and whom Executive reports to at the Company without Executive's express written consent;

                  (3) the Company transfers Executive's primary work site from
            Executive's primary work site on the date the Company signs this Employment Agreement or, if Executive subsequently consents in writing to such a transfer under this Employment Agreement, from the primary work site which was the subject of such consent, to a new primary work site which is more than 30 miles (measured along a straight line) from Executive's then current primary work site unless such new primary work site is closer (measured along a straight line) to Executive's primary residence than Executive's then current primary work site;

                  (4) the Company after the Effective Date of a Change in
            Control changes Executive's job title or fails to continue to make available to Executive the same or substantially equivalent plans, programs and policies pursuant to Section 3.4 as made available before such Effective Date absent Executive's express written consent;

                  (5) there is a material breach or, after the Effective Date of a Change in Control, any breach of this Employment Agreement by the Company; provided, however,

                  (6) No such act or omission shall be treated as "Good Reason"
            under this Agreement unless:

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                        (A) (1) Executive delivers to the Compensation Committee
                  of the Company's Board of Directors a detailed, written statement of the basis for Executive's belief that such act or omission constitutes Good Reason, (2) Executive delivers such statement before the later of (a) the end of the ninety (90) day period which starts on the date there is an act or omission which forms the basis for Executive's belief that Good Reason exists or (b) the end of the period mutually agreed upon for purposes of this Section 4.2(f)(6)(a)(2)(B) in writing by Executive and the Chairman of the Company's Board of Directors, (3) Executive gives such Board of Directors a thirty (30) day period after the delivery of such statement to cure the basis for such belief and (4) Executive actually submits Executive's written resignation to the Chairman of the Company's Board of Directors during the sixty (60) day period which begins immediately after the end of such thirty (30) day period if Executive reasonably and in good faith determines that Good Reason continues to exist after the end of such thirty (30) day period; or

                        (B) the Company states in writing to Executive that
                  Executive has the right to treat any such act or omission as Good Reason under this Employment Agreement and Executive resigns during the sixty (60) day period which starts on the date such statement is actually delivered to Executive; and

                  (7) If Executive consents in writing to any reduction
            described in Section 4.2(f)(1) or Section 4.2(f)(2), to any transfer described In Section 4.2(f)(3) or to any change or failure described in Section 4.2(f)(4) in lieu of exercising Executive's right to resign for Good Reason and delivers such consent to the Chairman of the Company's Board of Directors, the date such consent is so delivered thereafter shall be treated under this definition as the Effective Date of a Change in Control for purposes of determining whether Executive subsequently has Good Reason under this Employment Agreement to resign as a result of any such subsequent reduction, transfer or change or failure.

            (g) Gross Up Payment. The term "Gross Up Payment" as used in this Employment Agreement shall mean a payment to or on behalf of Executive which shall be sufficient to pay (1) 100% of any excise tax described in this Section 4.2(g), (2) 100% of any federal, state and local income tax and social security and other employment tax on the payment made to pay such excise tax as well as any additional taxes on such payment and (3) 100% of any interest or penalties assessed by the Internal Revenue Service on Executive which are related to the timely payment of such excise tax (unless such interest or penalties are attributable to Executive's willful misconduct or gross negligence with respect to such timely payment). A Gross Up Payment shall be made by the Company promptly after either the Company or the Company 's independent accountants determine that any payments and benefits called for under this Employment Agreement together with any other payments and benefits made available to Executive by the Company and any other person will result in Executive's being subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (which shall be referred to in this Section 4.2(g) as the "Code") or such an excise tax is assessed against Executive as a result of

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      any such payments and other benefits if Executive takes such action (other than waiving Executive's right to any payments or benefits in excess of the payments or benefits which Executive has expressly agreed to waive under this Section 4.2(g)) as the Company reasonably requests under the circumstances to mitigate or challenge such excise tax; provided, however, if the Company or the Company's independent accountants make the determination described in this Section 4.2(g) and, further, determine that Executive will not be subject to any such excise tax if Executive waives Executive's right to receive a part of such payments or benefits and such part does not exceed $25,000, Executive shall irrevocably waive Executive's right to receive such part if an independent accountant or lawyer retained by Executive and paid by the Company agrees with the determination made by the Company or the Company's independent accountants with respect to the effect of such reduction in payments or benefits. Any determinations under this Section 4.2(g) shall be made in accordance with
      Section 280G of the Code and any applicable related regulations (whether proposed, temporary or final) and any related Internal Revenue Service rulings and any related case law and, if the Company reasonably requests that Executive take action to mitigate or challenge, or to mitigate and challenge, any such tax or assessment (other than waiving Executive's right to any payments or benefits in excess of the payments or benefits which Executive has expressly agreed to waive under this Section 4.2(g)) and Executive complies with such request, the Company shall provide Executive with such information and such expert advice and assistance from the Company 's independent accountants, lawyers and other advisors as Executive may reasonably request and shall pay for all expenses incurred in effecting such compliance and any related fines, penalties, interest and other assessments.

      4.3. Termination By The Company For Cause or By Executive Other Than For Good Reason. If the Company terminates Executive's employment for Cause or Executive resigns other than for Good Reason, the Company's only obligation to Executive under this Employment Agreement shall (subject to applicable withholdings) be to pay Executive's base salary and annual bonus, if any, which were due and payable on the date Executive's employment terminated and to reimburse Executive for expenses Executive had already incurred and which would have otherwise been reimbursed but for such termination of employment.

      4.4. Termination for Disability or Death.

            (a) General. The Company shall have the right to terminate Executive's employment on or after the date Executive has a Disability, and Executive's employment shall terminate at Executive's death.

            (b) Base Salary and Bonus. If Executive's employment terminates under this Section 4.4, the Company's only obligation under this Employment Agreement shall (subject to applicable withholdings) be (1) to pay Executive or, if Executive dies, Executive's estate the base salary and annual bonus, if any, which were due and payable on the date Executive's employment terminated and (2) to reimburse Executive or, if Executive dies, Executive's estate for any expenses which Executive had already incurred and which would have otherwise been reimbursed but for such termination of employment.

      4.5. Benefits at Termination of Employment. Executive upon Executive's termination of employment shall have the right to receive any benefits payable under the Company's employee benefit plans, programs and policies which Executive otherwise has a nonforfeitable

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right to receive under the terms of such plans, programs and policies independent of Executive's rights under this Employment Agreement; however, if a payment is made to Executive under Section 4.2(a) or Section 4.2(b), such payment shall be in lieu of any severance pay under any severance pay plan, program or policy.

Section 5. COVENANTS BY EXECUTIVE

      5.1. Company Property.

            (a) General. Executive upon the termination of Executive's employment for any reason or, if earlier, upon the Company's request shall promptly return all Property (as defined in Section 5.1(b)) which had been entrusted or made available to Executive by the Company and, if any copy of any such Property was made by, or for, Executive, each and every copy of such Property.

            (b) Property. The term "Property" means records, files, memoranda, tapes, computer disks, reports, price lists, customer lists, drawings, plans, sketches, keys, computer hardware and software, cellular telephones, credit cards, access cards, identification cards, personal data assistants and the like, company cars and other tangible personal property of any kind or description.

      5.2. Trade Secrets.

            (a) General. Executive agrees that Executive will hold in a fiduciary capacity for the benefit of the Company and each of its affiliates, and will not directly or indirectly use or disclose to any person not authorized by the Company, any Trade Secret (as defined in Section 5.2(b)) of the Company or its affiliates that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive's employment by the Company or its affiliates for so long as such information remains a Trade Secret.

            (b) Trade Secret. The term "Trade Secret" for purposes of this Employment Agreement means information, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that (1) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (2) is the subject of reasonable efforts by the Company and its affiliates to maintain its secrecy.

            (c) Additional Rights. This Section 5.2 is intended to provide rights to the Company and its affiliates which are in addition to, not in lieu of, those rights the Company and its affiliates have under the common law or applicable statutes for the protection of trade secrets.

      5.3. Confidential Information.

            (a) General. Executive while employed under this Employment Agreement and thereafter during the Restricted Period (as defined in Section 5.4) shall hold in a fiduciary capacity for the benefit of the Company and its affiliates, and shall not directly or

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      indirectly use or disclose to any person not authorized by the Company, any Confidential Information (as defined in Section 5.3(b)) of the Company or its affiliates that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive's employment by the Company or its affiliates.

            (b) Confidential Information. The term "Confidential Information" for purposes of this Employment Agreement means any secret, confidential or proprietary information possessed by the Company or its affiliates relating to their businesses, including, without limitation, customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or flaws, computer software programs (including object codes and source codes), data and documentation, base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, future business plans, licensing strategies, advertising campaigns, financial information and data, business acquisition plans and new personnel acquisition plans (not otherwise included in the definition of a Trade Secret under this Employment Agreement) that has not become generally available to the public by the act of one who has the right to disclose such information without violating any right of the Company or its affiliates.

            (c) Additional Rights. This Section 5.3 is intended to provide rights to the Company and its affiliates which are in addition to, not in lieu of, those rights the Company and its affiliates have under the common law or applicable statutes for the protection of confidential information.

      5.4. Restricted Period. The term "Restricted Period" for purposes of this Employment Agreement shall mean the one-year period following termination of Executive's employment.

      5.5. Nonsolicitation of Customers or Employees.

            (a) Customers. Executive, while employed under this Employment Agreement and thereafter during the Restricted Period, shall not, on Executive's own behalf or on behalf of any person, firm partnership, association, corporation or business organization, entity or enterprise, call on or solicit for the purpose of competing with the Company or its affiliates any customers of the Company or its affiliates with whom Executive had contact, knowledge, or association at any time during Executive's employment with the Company or its affiliates, or with respect to the Restricted Period, at any time during the twelve (12) month period immediately preceding the beginning of the Restricted Period.

            (b) Employees. Executive, while employed under this Employment Agreement and thereafter during the Restricted Period, shall not, either directly or indirectly, call on, solicit or attempt to induce any other officer, employee or independent contractor of the Company or its affiliates with whom Executive had contact, knowledge of, or association at any time during Executive's employment with the Company or its affiliates, or with respect to the Restricted Period, at any time during the twelve (12) month period immediately preceding the beginning of the Restricted Period, to terminate

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

      his or her employment or business relationship with the Company or its or its affiliates and shall not assist any other person or entity in such a solicitation.

      5.6. Intellectual Property Rights. Executive hereby unconditionally and irrevocably assigns to the Company all of Executive's right, title and interest in any ideas, inventions, trademarks, copyrights, developments and improvements that Executive conceives, alone or with others, during the Term, whether or not conceived during working hours, which are within the scope of the Company's business operations or relate to any of the Company's work, projects or research activities, all of which shall be referred to as "Intellectual Property," and Executive shall assist the Company, at the Company's expense, in obtaining patents, copyright and trademark registrations for Intellectual Property, execute and deliver all documents and do any and all things necessary and proper on Executive's part to obtain such patents and copyright and trademark registrations and execute specific assignments and other documents for such Intellectual Property as may be considered necessary or appropriate by the Company at any time during Executive's employment. This Section 5.6 shall not apply to any invention that Executive develops entirely on Executive's own time without using the Company's equipment, supplies, facilities or trade secret or confidential information. Executive agrees not place Intellectual Property in the public domain or disclose any inventions to third parties without the prior written consent of the Company.

      5.7. Non-Compete. Executive and the Company agree that (a) the Company is engaged in the family entertainment resort business featuring indoor waterparks, which shall be referred to as the "Business," (b) the Business can be conducted anywhere, (c) the Business can be and is available to any person or entity with access to sufficient capital, (d) the Business consequently has no geographic boundary or limitation and will have none during the Term, (e) Executive is, and is expected to continue to be during the Term, intimately involved in the Business wherever it operates, and (f) this Section 5.7 is intended to provide fair and reasonable protection to the Company in light of the unique circumstances of the Business. Executive therefore agrees that Executive shall not during the Term and for the one (1) year period which starts on the date Executive's employment terminates under this Employment Agreement compete with the Company within fifty (50) miles of a location where the Company conducts its Business or is planning to conduct its Business; provided, however, Executive may own up to five percent (5%) of the stock of a publicly traded company that engages in such competitive business so long as Executive is only a passive investor and is not actively involved in such company in any way.

      5.8. Reasonable and Continuing Obligations. Executive agrees that Executive's obligations under this Section 5 are obligations which will continue beyond the date Executive's employment terminates and that such obligations are reasonable and necessary to protect the Company's legitimate business interests. The Company in addition shall have the right to take such other action as the Company deems necessary or appropriate to compel compliance with the provisions of this Section 5.

      5.9. Remedy for Breach. Executive agrees that the remedies at law of the Company for any actual or threatened breach by Executive of the covenants in this Section 5 would be inadequate and that the Company shall be entitled to specific performance of the covenants in this Section 5, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 5, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which the Company may be legally entitled to recover. Executive acknowledges and agrees that the covenants in this Section 5 shall be construed as agreements independent of any other provision of this or any other agreement between the Company and Executive, and that the existence of any claim or cause of action by Executive against the Company, whether predicated upon this Employment Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company of such covenants.

Section 6. MISCELLANEOUS

      6.1. Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to the Company shall be sent to 122 West Washington Avenue, 10th Floor, Madison, Wisconsin 53703,
Attention: General Counsel. Notices and communications to Executive shall be sent to the address Executive most recently provided to the Company.

      6.2. No Waiver. Except for the notice described in Section 6.1, no failure by either the Company or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Employment Agreement shall be deemed a waiver of any provisions or conditions of this Employment Agreement.

      6.3. Choice of Law and Courts. This Employment Agreement shall be governed by Delaware law (except to the extent that its choice of law provisions would call for the application of the law of another jurisdiction), and (subject to
Section 6.8) any action that may be brought by either the Company or Executive involving the enforcement of this Employment Agreement or any rights, duties, or obligations under this Employment Agreement, shall be brought exclusively in the state or federal courts sitting in Delaware, and Executive consents and waives any objection to personal jurisdiction and venue in these courts for any such action.

      6.4. Assignment and Binding Effect. This Employment Agreement shall be binding upon and inure to the benefit of the Company and any successor to all or substantially all of the business or assets of the Company. The Company may assign this Employment Agreement to any affiliate or successor, and no such assignment shall be treated as a termination of Executive's employment under this Employment Agreement. Executive's rights and obligations under this Employment Agreement are personal and shall not be assigned or transferred. Any such assignment or attempted assignment by Executive shall be null, void, and of no legal effect.

      6.5. Other Agreements. This Employment Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Executive's employment relationship with the Company, and this Employment Agreement constitutes the entire agreement of the Company and Executive with respect to such terms and conditions.

      6.6. Amendment. Except as provided in Section 6.7, no amendment or modification to this Employment Agreement shall be effective unless it is in writing and signed by the Company and by Executive.

      6.7. Severability. If any provision of this Employment Agreement shall be found invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render such provision valid and enforceable, or shall be deemed excised from this Employment Agreement, as may be required under applicable law, and this Employment Agreement shall be construed and enforced to the maximum extent permitted by applicable law, as if such provision had been originally incorporated in this Employment Agreement as so modified or restricted, or as if such provision had not been originally incorporated in this Employment Agreement, as the case may be.

      6.8 Arbitration. The Company shall have the right to obtain an injunction or other equitable relief arising out of the Executive's breach of the provisions of Section 5 of this Employment Agreement. However, any other controversy or claim arising out of or relating to this Employment Agreement or any alleged breach of this Employment Agreement shall be settled by binding arbitration in Delaware in accordance with the rules of the American Arbitration Association then applicable to employment-related disputes and any judgment upon any award, which may include an award of damages, may be entered in the highest state or federal court having jurisdiction over such award. In the event of the termination of Executive's employment, Executive's sole remedy shall be arbitration under this Section 6.8 and any award of damages shall be limited to recovery of lost compensation and benefits provided for in this Employment Agreement. No punitive damages may be awarded to Executive. The Company and Executive shall split equally all reasonable fees of the arbitrator.

      6.9 Executive's Legal Fees and Expenses. The Company shall (a) reimburse Executive for all reasonable costs incurred by Executive in bringing a proceeding to enforce the terms of this Employment Agreement, including without limitation all reasonable costs of investigation and reasonable attorneys fees and expenses, provided however, that the maximum aggregate amount of reimbursement paid to Executive under this Section 6.9(a) shall not exceed $100,000 for all claims brought under this Agreement and (b) make a payment to or on behalf of Executive which shall be sufficient to pay 100% of any federal, state and local income tax on the reimbursement and payments made to Executive under this Section 6.9. Further, the Company shall make one or more Gross-Up Payments under Section 4.2(g) if the Excise Tax under Section 4.2(g) is applicable to any amounts paid under this Section 6.9.

      6.10 Release. As a condition to the Company's making any payments to Executive after Executive's termination of employment under this Employment Agreement (other than the compensation earned before such termination and the benefits due under the Company's employee benefit plans without regard to the terms of this Employment Agreement), Executive or, if Executive is deceased, Executive's estate shall execute a release in the form of the release attached to this Employment Agreement as Exhibit A, or in such other form as is acceptable to the Company and Executive.

      6.11 Counterparts. This Employment Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same Employment Agreement.

      6.12 Headings; References. The headings and captions used in this Employment Agreement are used for convenience only and are not to be considered in construing or interpreting this Employment Agreement. Any reference to a section (Section) shall be to a section (Section) of this Employment Agreement absent an express statement to the contrary in this Employment Agreement.

      IN WITNESS WHEREOF, the Company and Executive have executed this Employment Agreement in multiple originals to be effective on the date this Employment Agreement is signed by the Company.

                                    GREAT WOLF RESORTS, INC.

                                    By:_________________________________________

                                    Title:______________________________________

                                    This ___ day of _______, 2004

                                    EXECUTIVE
                                    ____________________________________________

                                    This ___ day of _______, 2004